Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 dated June 24, 2020) pertaining to The Howard Hughes Corporation 2020 Equity Incentive Plan of The Howard Hughes Corporation of our report dated March 20, 2020, with respect to the consolidated financial statements of DLV/HHPI Summerlin, LLC, included in Amendment No. 1 to the Annual Report on Form 10-K (Form 10-K/A) of The Howard Hughes Corporation for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

June 24, 2020